Exhibit 10.1

EXECUTION VERSION
NON-COMPETE AGREEMENT
          THIS NON-COMPETE AGREEMENT (this “Agreement”) is entered into as of October 5, 2010, by and among TechTeam Government Solutions, Inc., a Virginia corporation (the “Company”), Jacobs Technology Inc., a Tennessee corporation (the “Buyer”), and TechTeam Global, Inc., a Delaware corporation (the “Seller”). The Company, Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (as defined below).
RECITALS
          WHEREAS, Seller owns all of the issued and outstanding common stock of the Company (the “Capital Stock”);
     WHEREAS, Buyer, Seller and Jacobs Engineering Group, Inc., a Delaware corporation (“Buyer Parent”) have entered into that certain Stock Purchase Agreement, dated as of June 3, 2010, as amended by that certain Amendment No. 1 to Stock Purchase Agreement and Limited Waiver, dated as of September 14, 2010 (the “Stock Purchase Agreement”), whereby Buyer will purchase all of the Capital Stock from Seller;
          WHEREAS, as a result of the consummation of the Contemplated Transactions, Buyer will own all of the Capital Stock and will own and control, directly or indirectly, the Company and each of its subsidiaries (collectively, the “Acquired Companies”); and
          WHEREAS, as a condition and inducement for Buyer and Buyer Parent to enter into the Stock Purchase Agreement and consummate the Contemplated Transactions, Seller has agreed to enter into this Agreement in connection with the Closing of the Contemplated Transactions.
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound hereby, agree as follows:
     1. During the Term (as defined below), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, participate or engage in the Business, or acquire, own, invest in, provide credit or other financial accommodations (other than credit or other financial accommodations provided by Seller to its customers in the ordinary course of business) to, or otherwise assist, any Person (other than any of the Acquired Companies, Buyer or Buyer Parent) anywhere in the United States that engages in the Business (as defined below). During the Term, with respect to the employees of the Business (the “Employees”) and any of the customers of the Business (such customers, together with the Employees, the “Company Contacts”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without Buyer’s prior written consent, solicit or otherwise interfere with the relationship between any of the Acquired Companies and any Company Contact, for as long as such Company Contact maintains its relationship with the Business; provided, that the foregoing prohibition with respect to the solicitation of Employees shall not prohibit Seller or its Affiliates from placing any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that are not targeted specifically at any Employee or Employees (a “General Solicitation”). In addition, Seller shall not, and shall cause its Affiliates not to, during the Term, without Buyer’s prior written consent, hire any Employee formerly employed in the Business within six (6) months of the termination of such Employee’s relationship with the Business. Additionally, during the Term, Seller shall not, and shall cause its Affiliates not to, interfere with the relationship between any of the Acquired Companies and any supplier of the Business. Ownership by Seller, as a passive investment, of less than 5% of the outstanding shares of capital stock of any entity listed on NASDAQ or traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 1. Notwithstanding anything contained in this Agreement to the contrary, none of the restrictions contained in this Agreement shall be applicable to any of the non-employee members of the Board of Directors of Seller or any of their respective Affiliates (other than Seller), including, but not limited to, Costa Brava Partnership III, L.P., Roark, Reardon & Hamot, LLC, and Emancipation Capital LLC.
     For purposes of this Agreement, the following terms shall have the indicated meanings:
     “Business” shall mean the business of the Acquired Companies as conducted by the Acquired Companies on the date hereof, including, without limitation, the business of providing, whether as a prime contractor, subcontractor or otherwise, information technology-based and other professional services to (i) Governmental Authorities and (ii) the commercial customers set forth on Schedule 3.14 to the Stock Purchase Agreement, which such schedule is incorporated herein by reference as if fully set forth herein.
     “Seller Change of Control” shall mean any transaction or series of related transactions (collectively, an “Ownership Change Event”) (i) that results in any Person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), together with all Affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) of such Person, of more than fifty percent (50%) of the then issued and outstanding voting stock or other voting equity or ownership interest of Seller, (ii) that results in the sale or other disposition of all or substantially all of Seller’s operating assets (excluding cash and cash equivalents) to another Person or Persons (other than any Affiliate of Seller or any Person or Persons fifty percent (50%) or more of the total combined voting power of which is directly or indirectly beneficially owned by the stockholders of Seller immediately before the Ownership Change Event in substantially the same proportion as their ownership of Seller’s voting stock immediately before the Ownership Change Event) or (iii) that results in the consolidation or merger of Seller with or into another Person or Persons wherein the stockholders of Seller immediately before the Ownership Change Event do not retain, immediately after the Ownership Change Event, in substantially the same proportions as their ownership of shares of Seller’s voting stock immediately before the Ownership Change Event, direct or indirect, beneficial ownership of at least fifty percent (50%) of the total combined voting power of the issued and outstanding voting stock or other voting equity or ownership interest of Seller or any successor by consolidation or merger.
     “Term” shall mean the period beginning on the Closing Date and ending upon the earlier of (i) the fifth (5th) anniversary of the Closing Date, or (ii) a Seller Change of Control (other than the Contemplated Transactions).
     2. Seller shall not, at any time after the Closing Date, disclose any Confidential Information to anyone other than to Representatives of Buyer or in the interest and benefit of the Acquired Companies in connection with services provided by Seller to any of the Acquired Companies post-Closing (except for any such Confidential Information which is required to be disclosed by Seller in connection with any Proceeding or pursuant to any Applicable Law, and then only after Seller has given written notice to Buyer of the intention so to disclose such Confidential Information (unless prohibited by Applicable Law) and has given Buyer a reasonable opportunity to contest the need for such disclosure (unless prohibited by Applicable Law), and Seller shall reasonably cooperate with Buyer, at Buyer’s expense, in connection with any such contest). For purposes hereof, “Confidential Information” shall mean all non-public and all proprietary information relating to the Business of the Acquired Companies, their customers and products and services, including, without limitation, the following: (i) all information and records concerning products or services provided to customers of any of the Acquired Companies; (ii) all information concerning pricing and cost policies of any of the Acquired Companies, the prices charged by any Acquired Company to its customers, the volume or orders of such customers and other information concerning the transactions of any of the Acquired Companies with its customers or proposed customers; (iii) the customer lists of the Acquired Companies; (iv) financial information concerning the Acquired Companies; (v) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of any of the Acquired Companies; (vi) information concerning the marketing programs or strategies of any of the Acquired Companies; and (vii) confidential information of other Persons which any of the Acquired Companies is required to maintain in confidence. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (x) is or becomes in the public domain without any violation by Seller of this Agreement or any other contractual obligation between Seller and Buyer or (y) is furnished to Seller by another Person or Persons without restriction on disclosure; provided that such Person is not or Persons are not, to Seller’s knowledge (without any duty of investigation), bound by a confidentiality agreement or similar contractual obligation of confidentiality with respect to such information.
     3. This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to the principles or rules of conflict of laws thereof or of any other jurisdiction to the extent that any such principles or rules would require or permit the application of the laws of another jurisdiction) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.
     4. It is the intention of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under all Applicable Laws and public policies, but that the unenforceability or the modification to conform with such Applicable Laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. The covenants in this Agreement with respect to the duration, scope or area restrictions shall be deemed to be separate covenants, and should any court of competent jurisdiction conclude or find that this Agreement or any portion hereof is not enforceable with respect to the duration, scope or area restrictions, such conclusion or finding shall in no way render invalid or unenforceable this Agreement, and the maximum duration, scope or area reasonable under the circumstances shall be substituted for the stated duration, scope or area in order to render the same valid and enforceable. Seller acknowledges that the type, period and scope of such restrictions are fair and reasonable and are reasonably required to protect the Business, the Buyer, the Acquired Companies and their respective Affiliates.
     5. Any breach of this Agreement may result in irreparable damage to the Acquired Companies and Buyer for which the Acquired Companies and Buyer will not have an adequate remedy at law. Accordingly, in addition to any other remedies and damages available, Seller further acknowledges and agrees that any of the Acquired Companies and Buyer shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement without any requirement to post a bond or other security.
     6. Seller represents and warrants that: (i) it has full power and authority to enter into, execute, deliver and perform its obligations under this Agreement; and (ii) the execution, delivery and performance by Seller of its obligations under this Agreement does not conflict with or violate or constitute a default under (a) any Applicable Laws, (b) any Organizational Documents of Seller or (c) any Material Contract, Government Contract or Permit.
     7. If an action is instituted to enforce any of the provisions of this Agreement, the prevailing Party in such action shall be entitled to recover the prevailing Party’s reasonable attorneys’ fees and costs from the losing Party.
     8. This Agreement may only be modified or terminated by a writing signed by all of the Parties hereto, and no waiver hereunder shall be effective unless in a writing signed by the Party to be charged.
     9. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This

Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     10. This Agreement and the Stock Purchase Agreement constitute the entire agreement among the Parties relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the Parties (whether oral or written) with respect to the subject matter hereof are merged herein and made a part hereof.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: JACOBS TECHNOLOGY INC.
By:	/s/ John W. Prosser, Jr.
Name:	John W. Prosser, Jr.
Title:	Treasurer

COMPANY: TECHTEAM GOVERNMENT SOLUTIONS, INC.
By:	/s/ David A. Kriegman
Name:	David A. Kriegman
Title:	President

SELLER: TECHTEAM GLOBAL, INC.
By:	/s/ Margaret M. Loebl
Name:	Margaret M. Loebl
Title:	Corporate Vice President, Chief Financial Officer & Treasurer

[Signature Page to Non-Compete Agreement]